                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          HILLENBRAND INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                             HILLENBRAND INDUSTRIES


                            NOTICE OF ANNUAL MEETING

                            TO BE HELD APRIL 11, 2000


         The annual meeting of shareholders of Hillenbrand Industries, Inc., an Indiana corporation, 700 State Route 46 East, Batesville, Indiana 47006-8835, will be held at the Sherman House, 35 South Main Street, Batesville, Indiana 47006-0067, on Tuesday, April 11, 2000, at 10:00 o'clock a.m., local time (Eastern Standard Time), for the following purposes:

         (1)  To elect four members to the Board of Directors;

         (2) To reapprove the Hillenbrand Industries, Inc. Senior Executive Compensation Program;

         (3) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Hillenbrand Industries, Inc.; and

         (4) To transact such other business as may properly come before the meeting and any adjournment of the meeting.

         The Board of Directors has fixed the close of business on February 11, 2000, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

                                      By Order of the Board of Directors



                                      Mark R. Lindenmeyer
                                      Secretary

March 3, 2000

                                    CONTENTS


                                                                           PAGE
                                                                           ----

VOTING....................................................................    1

ELECTION OF DIRECTORS.....................................................    2

ABOUT THE BOARD OF DIRECTORS (INCLUDING DIRECTOR COMPENSATION)............    8

REAPPROVAL OF THE SENIOR EXECUTIVE COMPENSATION PROGRAM...................   10

RATIFICATION OF APPOINTMENT OF AUDITORS...................................   11

EXECUTIVE COMPENSATION....................................................   12

COMPENSATION COMMITTEES' REPORT...........................................   17

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...............   23

COMPANY STOCK PERFORMANCE.................................................   24

RETIREMENT PLANS..........................................................   25

COST OF SOLICITATION......................................................   26

SHAREHOLDER PROPOSALS.....................................................   26

INCORPORATION BY REFERENCE................................................   27

EXHIBIT A - HILLENBRAND INDUSTRIES, INC. SENIOR EXECUTIVE
COMPENSATION PROGRAM......................................................  A-1

                             HILLENBRAND INDUSTRIES

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of Hillenbrand Industries, Inc. (the "Company"), 700 State Route 46 East, Batesville, Indiana 47006-8835 [telephone (812) 934-7000], for use at the annual meeting of its shareholders to be held at the Sherman House, 35 South Main Street, Batesville, Indiana 47006-0067, on April 11, 2000, at 10:00 a.m., local time (Eastern Standard Time), and at any adjournments of the meeting, and was mailed initially to shareholders on or about March 3, 2000. All shares represented by these proxies will be voted at this meeting in accordance with instructions given by shareholders. Where no instructions are given the shares will be voted (1) in favor of the election of the Board of Directors' nominees for four directors; (2) in favor of the reapproval of the Senior Executive Compensation Program; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company; and (4) in the discretion of the proxy holder upon such other business as may properly come before the meeting.

         The purpose of the annual meeting is to vote upon the matters set forth above. The Board of Directors is not aware of any other business which may come before the meeting. A shareholder executing and delivering the enclosed proxy may revoke it by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the annual meeting.

                                     VOTING

         The close of business on February 11, 2000, has been fixed as the record date for determining which shareholders are entitled to notice of and to vote at the annual meeting. On February 11, 2000, there were 62,751,733 shares of the Company's common stock issued and outstanding. Each share of common stock is entitled to one vote with respect to every matter submitted to a vote at the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting.

         VOTES NECESSARY TO ADOPT PROPOSALS. A plurality of the votes cast is required for the election of directors. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at a meeting at which a quorum is present. The reapproval of the Senior Executive Compensation Program requires the affirmative vote of the holders of a majority of the outstanding common shares present in person or by proxy and entitled to vote. The affirmative vote of the holders of a majority of the votes cast is required for the ratification of the appointment of the auditors.

         A majority of the shares issued and outstanding constitutes a quorum. Under Indiana law, once a share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting. Abstentions, broker non-votes, and instructions on a proxy to withhold authority to vote for one or more of the director nominees will result in fewer votes being cast with respect to a particular issue or nominee.

                              ELECTION OF DIRECTORS

         The Articles of Incorporation and the Code of By-laws of the Company provide that members of the Board of Directors shall be classified with respect to the terms which they shall serve by dividing them into three classes. Each class consists of three or four members. At the upcoming annual meeting, four members of the Board of Directors in Class I shall be elected for three year terms expiring at the 2003 annual meeting, or until their successors are duly elected and qualified. The three directors in Class II and four directors in Class III were each previously elected to three year terms expiring at the 2001 and 2002 annual meetings, respectively.

         The enclosed proxy, unless authority is withheld, will be voted in favor of electing as directors the nominees listed for the terms indicated. If any one or more of these nominees should be unable to serve, the enclosed proxy may be voted for a substitute nominee selected by the Board of Directors or the Board of Directors may amend the Code of By-laws of the Company to reduce the number of directors.

NOMINEES:
                                     CLASS I

To be elected to serve three year terms expiring at the 2003 annual meeting:


                                                                                SERVED AS        SHARES(1)
                                                                                   A         BENEFICIALLY OWNED     PERCENT OF
                                                                                DIRECTOR           AS OF           TOTAL SHARES
NAME                               AGE       PRINCIPAL OCCUPATION                 SINCE      FEBRUARY 11, 2000     OUTSTANDING
----                               ---       --------------------                 -----      -----------------     -----------
PETER F. COFFARO                    71       CHAIRMAN OF THE BOARD OF PABCO       1987           38,874                (2)
                                             FLUID POWER CO., OHIO VALLEY
                                             FLOORING, AND ANCHOR FLANGE
                                             COMPANY

EDWARD S. DAVIS                     68       PARTNER, HUGHES HUBBARD              1974           12,578(3)             (2)
                                             & REED LLP, ATTORNEYS

LEONARD GRANOFF                     73       PRESIDENT OF GRANOFF ASSOCIATES      1978           20,208                (2)

W AUGUST HILLENBRAND                59       CHIEF EXECUTIVE OFFICER OF THE       1972        3,997,533(3)(4)          6.3%
                                             COMPANY                                                   (5)


DIRECTORS:
                                    CLASS II

Serving three year terms expiring at the 2001 annual meeting:


                                                                                SERVED AS        SHARES(1)
                                                                                A           BENEFICIALLY OWNED      PERCENT OF
                                                                                DIRECTOR           AS OF           TOTAL SHARES
NAME                               AGE       PRINCIPAL OCCUPATION                 SINCE      FEBRUARY 11, 2000     OUTSTANDING
----                               ---       --------------------                 -----      -----------------     -----------
LAWRENCE R. BURTSCHY                63       CHAIRMAN OF L.R.                     1970        4,966,202(4)(6)          7.9%
                                             BURTSCHY & COMPANY

DANIEL A. HILLENBRAND               76       CHAIRMAN OF THE BOARD                1969        1,845,119(4)(7)          2.9%
                                             OF THE COMPANY

RAY J. HILLENBRAND                  65       PERSONAL INVESTMENTS                 1970        1,970,761(4)(8)          3.1%

                                    CLASS III

Serving three year terms expiring at the 2002 annual meeting:


                                                                                SERVED AS         SHARES(1)
                                                                                    A        BENEFICIALLY OWNED     PERCENT OF
                                                                                DIRECTOR            AS OF          TOTAL SHARES
NAME                               AGE       PRINCIPAL OCCUPATION                 SINCE      FEBRUARY 11, 2000     OUTSTANDING
----                               ---       --------------------                 -----      -----------------     -----------
JOHN C. HANCOCK                     70       CONSULTANT                           1980           24,093(3)             (2)

GEORGE M. HILLENBRAND II            60       PERSONAL INVESTMENTS                 1986        4,835,091(4)(9)          7.7%

JOHN A. HILLENBRAND II              68       PERSONAL INVESTMENTS                 1981(10)    3,667,124(4)(11)         5.8%

FREDERICK W. ROCKWOOD               52       PRESIDENT OF THE COMPANY             1999           79,004(3)             (2)


STOCK OWNERSHIP OF OTHER NAMED EXECUTIVE OFFICERS:


                                                                                                 SHARES(1)
                                                                                            BENEFICIALLY OWNED     PERCENT OF
                                                                                                   AS OF          TOTAL SHARES
NAME                              AGE       PRINCIPAL OCCUPATION                             FEBRUARY 11, 2000     OUTSTANDING
----                              ---       --------------------                             -----------------     -----------
DONALD G. BARGER, JR.              57       VICE PRESIDENT AND CHIEF                                                   (2)
                                            FINANCIAL OFFICER                                   21,696(3)
DAVID L. ROBERTSON                 54       VICE PRESIDENT,                                                            (2)
                                            ADMINISTRATION                                      24,724(3)
MICHAEL L. BUETTNER                42       VICE PRESIDENT,                                                            (2)
                                            CORPORATE DEVELOPMENT                               20,830(3)
MARK R. LINDENMEYER                53       VICE PRESIDENT, GENERAL                                                    (2)
                                            COUNSEL AND SECRETARY                               16,580(3)

                                                                                            17,735,034(3)(5)(6)       28.1%
ALL DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AS A GROUP,                                (7)(8)(9)(11)
CONSISTING OF 16 PERSONS.

(1) The Company's only class of equity securities outstanding is common stock without par value. The Company is not aware of any person, other than members of the Hillenbrand family as indicated herein, beneficially owning more than five percent (5%) of the Company's common stock. Includes the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 11, 2000:
         Peter F. Coffaro, 4,000 shares; Edward S. Davis, 4,000 shares; Leonard Granoff, 4,000 shares; W August Hillenbrand, 90,000 shares; Lawrence R. Burtschy, 4,000 shares; Daniel A. Hillenbrand, 4,000 shares; Ray J. Hillenbrand, 4,000 shares; John C. Hancock, 4,000 shares; George M. Hillenbrand II, 4,000 shares; John A. Hillenbrand II, 4,000 shares; Frederick W. Rockwood, 38,334 shares; Donald G. Barger, Jr., 10,334 shares; Michael L. Buettner, 12,001 shares; Mark R. Lindenmeyer, 12,001 shares; David L. Robertson, 8,001 shares; and all directors and executive officers as a group, 212,672 shares.

(2) Ownership of less than one percent (1%) of the total shares outstanding.

(3) Includes deferred fees and/or compensation in the form of deferred or restricted shares of common stock held on the books and records of the Company in the following amounts: Donald G. Barger, Jr., 6,307 shares; Michael L. Buettner, 5,802 shares; Edward S. Davis, 4,578 shares; John
         C. Hancock, 7,093 shares; W August Hillenbrand, 158,544 shares; Mark R. Lindenmeyer, 1,013 shares; Frederick W. Rockwood, 30,982 shares; David
         L. Robertson, 5,029 shares; and other executive officers, 705 shares.

(4) John A. Hillenbrand II and Ray J. Hillenbrand are brothers. John A., Ray J., W August and George M. Hillenbrand II are nephews of Daniel A. Hillenbrand. Lawrence R. Burtschy is a son-in-law of George C. Hillenbrand, deceased, brother of Daniel A. Hillenbrand.

(5) Includes 2,163,195 shares owned of record by trusts, of which W August Hillenbrand is trustee or co-trustee; and 688,716 shares owned of record by a family partnership for the benefit of members of his family. Mr. Hillenbrand disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 217,174 shares owned of record and beneficially by his wife, Nancy K. Hillenbrand; 52,460 shares held of record by a charitable trust, of which Mr. Hillenbrand is a co-trustee; and 277,825 shares held by a limited partnership, of which Mr. Hillenbrand is a limited partner. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(6)      Includes 3,814,920 shares owned of record by trusts, of which Lawrence
         R. Burtschy is co-trustee, for the benefit of certain members of the Daniel A. Hillenbrand and George C. Hillenbrand families; and 937,925 shares owned of record and beneficially by his wife, Elisabeth H. Burtschy. Mr. Burtschy disclaims beneficial ownership of these shares.

(7)      Includes 10,400 shares held of record and beneficially owned by Daniel
         A. Hillenbrand's wife, Mary H. Hillenbrand. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(8) Includes 800,000 shares held of record by a trust, of which Ray J. Hillenbrand is trustee; 15,975 shares held of record by a charitable foundation, of which Mr. Hillenbrand is a trustee; and 1,001,501 shares held of record by family partnerships for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(9) Includes 3,814,920 shares owned of record by trusts, of which George M. Hillenbrand II is co-trustee, for the benefit of Mr. Hillenbrand and other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(10) John A. Hillenbrand II previously served as a Director of the Company from 1972 to 1979.

(11) Includes 17,240 shares held of record by his wife, Joan L. Hillenbrand; 596,951 shares held of record by trusts for the benefit of his children and grandchildren; and 2,473,392 shares held of record by a family partnership for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

         Daniel A. Hillenbrand has been Chairman of the Board since 1972. Mr. Hillenbrand served as President of the Company from 1972 through October 20, 1981, and as Chief Executive Officer from 1972 through April 11, 1989. Mr. Hillenbrand had been employed by the Company throughout his business career until his retirement on April 30, 1989.

         W August Hillenbrand has been Chief Executive Officer of the Company since April 11, 1989. Mr. Hillenbrand also served as President of the Company from October 21, 1981 until December 6, 1999. Mr. Hillenbrand has been employed by the Company throughout his business career. He is also a director of DPL Inc. of Dayton, Ohio and HON INDUSTRIES Inc. of Muscatine, Iowa.

         George M. Hillenbrand II has devoted his business career to the management of personal and family investments.

         John A. Hillenbrand II has managed personal and family investments since 1979. He is also a director of PSI Energy, Inc. of Plainfield, Indiana, Cinergy Corp. of Cincinnati, Ohio and National City Bank, Indiana of Indianapolis, Indiana. He is also Chairman of Able Body Corporation and Nambe Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1979.

         Ray J. Hillenbrand has been engaged in the management of personal and family investments for much of his career. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1977.

         Mr. Burtschy is Chairman of L.R. Burtschy & Company, an investment management company, and has been so engaged since 1969. Mr. Burtschy is a director or partner of several privately owned companies and partnerships.

         Mr. Coffaro, a mechanical engineer, has devoted his career to the development of a number of manufacturing and distribution businesses. He is a director of several privately owned companies located in Cincinnati, Ohio.

         Mr. Davis, a partner in Hughes Hubbard & Reed LLP, a New York law firm, has practiced law during his entire professional career. He is also a director of Cognitronics Corporation of Danbury, Connecticut.

         Mr. Granoff is President and director of Granoff Associates, a privately owned investment company in Providence, Rhode Island.

         Dr. Hancock, who holds a Ph.D. in Electrical Engineering, is a consultant. Until 1988, he was Executive Vice President for Corporate Development and Technology of United Telecommunications, Inc. (Sprint).

         Mr. Rockwood was elected President of the Company on December 6, 1999. He has been employed by the Company or its subsidiaries since 1977, including the positions of President and Chief Executive Officer of Hillenbrand Funeral Services Group, Inc., President and Chief Executive Officer of Forethought Financial Services, Inc., Senior Vice President of Corporate Planning and Director of Corporate Strategy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and any person holding more than ten percent of the Company's common stock are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during 1999. Based solely on reports and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, executive officers and ten percent beneficial owners, except that one report involving one transaction was filed late by Peter F. Coffaro.

                          ABOUT THE BOARD OF DIRECTORS
                        (INCLUDING DIRECTOR COMPENSATION)

         The Board of Directors has the following standing committees: an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee and a Performance Compensation Committee. The Company does not have a nominating committee. During 1999, the Board of Directors of the Company held seven meetings.

         The Executive Committee of the Board of Directors consists of Messrs. Lawrence R. Burtschy, Daniel A. Hillenbrand (Chairman), George M. Hillenbrand II, John A. Hillenbrand II, Ray J. Hillenbrand and W August Hillenbrand. The Executive Committee advises the Chief Executive Officer on business decisions of significant impact and on the business in general. Subject to limitations provided by law or the Code of By-laws, the Executive Committee exercises the power and authority of the Board of Directors as may be necessary during the intervals between meetings of the Board. The Executive Committee met four times during 1999.

         The Finance Committee of the Board of Directors consists of Messrs. Lawrence R. Burtschy, Daniel A. Hillenbrand (Chairman), George M. Hillenbrand II, John A. Hillenbrand II, Ray J. Hillenbrand and W August Hillenbrand. The Finance Committee reviews financial policies and procedures of the Company. It also makes recommendations to the Board of Directors on dividend policy, issuance and sale or repurchase of Company securities, and the investment of Company funds, including pension and thrift plans. The Finance Committee also advises on proposed acquisitions and divestments. During 1999, the Finance Committee held four meetings.

         The Audit Committee of the Board of Directors consists of Messrs. Peter
F. Coffaro, Edward S. Davis (Chairman) and Daniel A. Hillenbrand. The Audit Committee annually recommends to the Board of Directors of the Company independent accountants for appointment by the Board of Directors as auditors of the books, records and accounts of the Company and its subsidiaries. The Audit Committee reviews the services to be performed by the independent accountants; makes a determination regarding the possible effect of the performance of such services on the independence of the principal independent accountants; receives and reviews the reports submitted by the principal independent accountants of the Company; and takes such action with respect to such reports as it deems appropriate. In addition, the Audit Committee determines the duties and responsibilities of the internal auditing staff; reviews the annual program for the internal audit of the operational procedures of the Company; receives and reviews reports submitted by the internal auditing staff; and takes such action as it deems appropriate to assure that the interests of the Company are adequately protected, including the maintenance of accounting controls and standards. During 1999, the Audit Committee held four meetings.

         The Compensation Committee of the Board of Directors consists of Messrs. Peter F. Coffaro, Edward S. Davis (Chairman), John C. Hancock, Daniel A. Hillenbrand and W August Hillenbrand. The Compensation Committee annually reviews the performance contributions of the officers of the Company and makes recommendations to the Board of Directors for adjustments to the base salaries of those officers. The Compensation Committee also has general oversight responsibility for other compensation programs of the Company and reviews the structure, cost effectiveness, and competitive position of the Company's compensation programs. During 1999, the Compensation Committee held two meetings.

         The Performance Compensation Committee of the Board of Directors consists of Messrs. Peter F. Coffaro, Edward S. Davis, John C. Hancock and Daniel A. Hillenbrand (Chairman) and its Sub-Committee consists of Messrs. Peter
F. Coffaro and John C. Hancock. The Performance Compensation Committee is responsible for the administration of the Company's Senior Executive Compensation Program, except for those responsibilities designated to the Sub-Committee under the plan. The Performance Compensation Committee and/or its Sub-Committee selects participants, makes awards, establishes specific performance objectives, and assesses individual and subsidiary performance achievements against those previously established performance objectives. The Sub-Committee is responsible for administering the 1996 Stock Option Plan. The Performance Compensation Committee held two meetings in 1999.

         During the Company's fiscal year ended November 27, 1999, each Director who was not a salaried officer or employee of the Company received an annual fee of $20,000 and a fee of $3,500 for each Board of Directors meeting attended. Directors who are members of the Executive, Finance, Audit and Compensation Committees received $1,500 for each committee meeting attended. Directors were reimbursed for expenses incurred as a result of attendance at Board or committee meetings. Directors of the Company may defer receipt of directors' fees otherwise payable to them by the Company. On January 19, 1999, the Board of Directors amended the Company's 1996 Stock Option Plan to increase the number of non-qualified stock options granted to non-employee Directors each year from 2,000 to 4,000. Non-employee Directors are also eligible to participate in the Company's group term life insurance program in which premiums are paid by the Company. Death benefits, which are age related, range from $45,000 to $150,000.

         Daniel A. Hillenbrand had a Consulting Agreement with the Company under which he provided consulting and advisory services to the Company, including advice on acquisitions and capital expenditures, through May 31, 1999, for which he received a consulting fee of $264,305 during 1999, as well as certain insurance, pension, health care and other benefits which totaled $227,529. Mr. Hillenbrand retired from the Company on April 30, 1989, but continues to serve as Chairman of the Board.

         During the past year the Company purchased 10,000 shares of common stock of the Company from one of Ray J. Hillenbrand's sons.

             REAPPROVAL OF THE SENIOR EXECUTIVE COMPENSATION PROGRAM

         The Company seeks shareholder approval of the Company's Senior Executive Compensation Program, as amended and restated (the "Program"). The Program provides for varying forms of incentive and deferred compensation to approximately 60 key executives of the Company and its subsidiaries, who contribute by their imagination, resourcefulness, skills, and insight to the business objectives of the Company. A limited version of the Program was first implemented in fiscal year 1978 and the Program was amended and restated in 1991 and 1995, at which time it was approved by the shareholders. Certain provisions of the Program have also been amended subsequently. The Board of Directors has increased the number of shares of stock of the Company available for issuance under the Program, from 1,023,648 to 2,500,000 shares, to provide for sufficient shares in order to allow the Program to continue uninterrupted during the next several years, and it has amended Article V.3. of the Program to provide for greater flexibility in setting award opportunities upon achievement of various performance results, including an increase in the limits of the short term incentive compensation opportunity, and it has approved some additional administrative changes.

         In order to meet the requirements under Section 162(m) of the Internal Revenue Code so that the tax deductibility of compensation under the Program will continue to be available, shareholder approval must be obtained every five years.

         See "Compensation Committees' Report - Incentive Compensation" for a description of the Program and for information on awards and performance in prior periods. The full text of the Program is attached to this Proxy Statement as Exhibit A. The description of the Program contained in the Proxy Statement is qualified in its entirety by reference to Exhibit A.

         The Board of Directors believes that the Program has been and will continue to be an important incentive for key executives and that continuation of the Program is in the best interests of the shareholders of the Company. Because the awards under the Program are subject to the Company's future performance and/or share price, the value of future awards is not determinable.

         The affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Company present in person or by proxy and entitled to vote is required to reapprove the Program.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAPPROVAL OF THE SENIOR EXECUTIVE COMPENSATION PROGRAM.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         Subject to shareholder ratification, the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors to make an examination of the financial statements of the Company for its fiscal year ending December 2, 2000. The appointment was made upon the recommendation of the Audit Committee, which is composed of members of the Board of Directors who are not officers or otherwise employees of the Company. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with an opportunity to make a statement, if he so desires, and will respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                             EXECUTIVE COMPENSATION

         The following tabulation and notes set forth the compensation paid or accrued by the Company during the three fiscal years ended November 27, 1999, November 28, 1998 and November 29, 1997 to the Chief Executive Officer and each of the other four most highly compensated executive officers, as well as two additional individuals who were executive officers of the Company during a portion of 1999.

                                                     SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                LONG TERM
                                                  ANNUAL COMPENSATION                          COMPENSATION
                                                                                  -------------------------------------
                                                                                          AWARDS             PAYOUTS
                                        --------------------------------------------------------------------------------------------
          NAME                                                       OTHER        RESTRICTED   SECURITIES
           AND                                                       ANNUAL          STOCK     UNDERLYING      LTIP       ALL OTHER
        PRINCIPAL                       SALARY        BONUS       COMPENSATION     AWARD(S)      OPTIONS      PAYOUTS   COMPENSATION
        POSITION               YEAR       $             $             $(1)           $(2)         #(3)         $(4)         $(5)
        --------               ----     ------        -----       ------------     ---------    ---------     -------   ------------
------------------------------------------------------------------------------------------------------------------------------------
W AUGUST HILLENBRAND (7)       1999     $855,192     $      0       $662,429       $      0       60,000     $        0     $422,203
CHIEF EXECUTIVE OFFICER        1998     $790,288     $717,750       $214,542       $      0       60,000     $1,062,631     $373,960
                               1997     $732,032     $661,433       $142,270       $      0       30,000     $        0     $195,393
------------------------------------------------------------------------------------------------------------------------------------
DONALD G.                      1999     $306,058     $      0       $ 31,828       $139,063       20,000     $        0     $ 14,085
BARGER, JR. (8)                1998     $211,813     $127,088         (6)          $      0        8,000     $   65,195     $ 15,466
VICE PRESIDENT AND CHIEF       1997        N/A          N/A           N/A             N/A           N/A          N/A          N/A
FINANCIAL OFFICER
------------------------------------------------------------------------------------------------------------------------------------
DAVID L. ROBERTSON (9)         1999     $238,077     $      0       $ 27,509       $139,063       18,000     $        0     $ 16,027
VICE PRESIDENT,                1998     $157,967     $ 94,780       $ 44,662       $      0        8,000     $  135,606     $ 20,251
ADMINISTRATION                 1997        N/A          N/A           N/A             N/A           N/A          N/A          N/A
------------------------------------------------------------------------------------------------------------------------------------
MICHAEL L. BUETTNER            1999     $226,750     $      0       $ 38,486       $139,063       18,000     $        0     $  9,531
VICE PRESIDENT,                1998     $202,654     $122,400         (6)          $      0        8,000     $   91,743     $ 10,030
CORPORATE DEVELOPMENT          1997     $184,048     $123,681         (6)          $      0        4,000     $        0     $  3,200
------------------------------------------------------------------------------------------------------------------------------------
MARK R. LINDENMEYER            1999     $223,933     $      0       $ 29,704       $      0       10,000     $        0     $ 21,898
VICE PRESIDENT, GENERAL        1998     $214,240     $129,150       $ 20,849       $      0        8,000     $  179,522     $ 20,275
COUNSEL AND SECRETARY          1997     $204,423     $123,000       $ 22,519       $      0        4,000     $        0     $  8,486
------------------------------------------------------------------------------------------------------------------------------------
ROBERT J. TENNISON (10)        1999     $287,980     $      0         (6)          $278,125       23,000     $        0     $ 12,166
PRESIDENT AND CHIEF            1998     $228,327     $138,900         (6)          $      0        8,000     $   94,299     $ 13,289
EXECUTIVE OFFICER OF           1997     $209,423     $ 94,500         (6)          $      0        2,000         N/A        $  3,200
HILL-ROM COMPANY, INC.
------------------------------------------------------------------------------------------------------------------------------------
TOM E. BREWER (11)             1999     $134,418     $138,071       $ 31,723       $      0       25,000     $    2,029     $ 13,219
FORMER SENIOR                  1998     $341,865     $206,100       $ 46,524       $      0       25,000     $  280,705     $ 82,216
VICE PRESIDENT, FINANCE        1997     $321,615     $193,800       $ 19,473       $      0        8,000     $        0     $ 56,599
------------------------------------------------------------------------------------------------------------------------------------

(1) Consists of above market interest earned, the cost of perquisites and other personal benefits provided by the Company. Included in the 1999 amounts shown for W August Hillenbrand are $530,039 for above market interest earned, most of which reflects the change in a financial index in which the Company has made an offsetting like investment, and $100,067 for reimbursed financial planning services. Included in the 1999 amounts for Donald G. Barger, Jr. are $13,053 and $9,600 for reimbursed financial planning services and automobile allowance, respectively. Included in the 1999 amounts for David L. Robertson are $865, $14,066 and $9,600 for above market interest earned, reimbursed insurance and automobile allowance, respectively. Included in the 1998 amounts for David L. Robertson are $26,704 for reimbursed relocation expenses. Included in the 1999 amounts for Michael L. Buettner are $135, $28,000 and $9,600 for above market interest earned, reimbursement of purchase of Company stock and automobile allowance, respectively. Included in the 1999 amounts for Mark R. Lindenmeyer are $10,105 and $9,600 for reimbursed insurance and automobile allowance, respectively. Included in the 1999, 1998 and 1997 amounts for Mark R. Lindenmeyer are $1,456, $1,338 and $321 for above market interest earned, respectively. Included in the 1999, 1998 and 1997 amounts for Tom E. Brewer are $28,461, $36,924 and $9,873 for above market interest earned, respectively.

(2) As of November 27, 1999 the number of shares and value of restricted stock held are as follows:

                                                     RESTRICTED  STOCK
                                                  -------------------------
                    NAME                             #                $
                    ----                          ------           --------
                    DONALD G. BARGER, JR.          5,029           $175,038
                    DAVID L. ROBERTSON             5,029           $175,038
                    MICHAEL L. BUETTNER            5,029           $175,038
                    ROBERT J. TENNISON            10,057           $350,075

        Restricted stock shares were awarded 5,000 shares each to Donald G. Barger, Jr., David L. Robertson and Michael L. Buettner and 10,000 shares to Robert J. Tennison on October 5, 1999 and will vest on October 5, 2002. Dividends paid on the Company common stock will be deemed to have been paid with regard to the shares awarded under this stock grant and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares on October 5, 2002.

(3)     All options were granted pursuant to the Company's 1996 Stock Option
        Plan.

(4) The amounts appearing in this column are the values as of November 27, 1999, November 28, 1998 and November 29, 1997 of the shares earned under the Senior Executive Compensation Program for 1997-1999, 1996-1998 and 1995-1997 performance cycles, respectively.

(5)     All Other Compensation earned or allocated in 1999 is as follows:

                              PENSION CONTRIBUTIONS
                             -----------------------     SPLIT-DOLLAR LIFE
NAME                         SUPPLEMENTAL     401(K)    INSURANCE BENEFITS          TOTAL
----                         -------------    ------    ------------------          -----
W AUGUST HILLENBRAND            $287,750      $3,200         $131,253             $422,203
DONALD G. BARGER, JR.           N/A           $3,200         $ 10,885             $ 14,085
DAVID L. ROBERTSON              $  3,400      $3,200         $  9,426             $ 16,027
MICHAEL L. BUETTNER             N/A           $3,200         $  6,331             $  9,531
MARK R. LINDENMEYER             $  9,731      $3,200         $  8,966             $ 21,898
ROBERT J. TENNISON              N/A           $3,200         $  8,966             $ 12,166
TOM E. BREWER                   $      0      $1,050         $ 12,169             $ 13,219

(6)     Amounts do not exceed disclosure thresholds established under SEC rules.

(7) On December 6, 1999, Mr. Hillenbrand withdrew as President of the Company in order for Frederick W. Rockwood to assume that position.

(8) Mr. Barger was elected Vice President and Chief Financial Officer effective March 16, 1998.

(9) Mr. Robertson was elected Vice President, Human Resources effective March 23, 1998 and was elected Vice President, Administration effective December 6, 1999.

(10) On May 26, 1999, Mr. Tennison became President and Chief Executive Officer of the Company's Hill-Rom subsidiary. Prior to that, Mr. Tennison was Vice President, Continuous Improvement of the Company.

(11) On April 16, 1999, Mr. Brewer retired and is no longer an executive officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth certain information concerning stock option grants to the named executive officers during the fiscal year ended November 27, 1999.

                                                       INDIVIDUAL GRANTS
                            -----------------------------------------------------------------------
                              NUMBER OF       PERCENT OF TOTAL
                              SECURITIES          OPTIONS             EXERCISE
                              UNDERLYING         GRANTED TO           OR BASE
                            OPTIONS GRANTED     EMPLOYEES IN            PRICE                               GRANT DATE
NAME                             #(1)           FISCAL YEAR           ($/SHARE)     EXPIRATION DATE     PRESENT VALUE (2)
----                        ---------------   ----------------        ---------     ---------------     -----------------
W AUGUST HILLENBRAND              60,000             8.09%             $52.1563           1/18/09            $ 872,472

DONALD G. BARGER, JR.             15,000             2.02%             $52.1563           1/18/09            $ 218,118
                                   5,000             0.67%             $29.9688           8/23/09            $  41,777

DAVID L. ROBERTSON                 8,000             1.08%             $52.1563           1/18/09            $ 116,330
                                  10,000             1.35%             $29.9688           8/23/09            $  83,553

MICHAEL L. BUETTNER                8,000             1.08%             $52.1563           1/18/09            $ 116,330
                                  10,000             1.35%             $29.9688           8/23/09            $  83,553

MARK R. LINDENMEYER                8,000             1.08%             $52.1563           1/18/09            $ 116,330
                                   2,000             0.27%             $29.9688           8/23/09            $  16,711

ROBERT J. TENNISON                 8,000             1.08%             $52.1563           1/18/09            $ 116,330
                                  15,000             2.02%             $29.9688           8/23/09            $ 125,330

TOM E. BREWER                     25,000             3.37%             $52.1563           1/18/09            $ 363,530

(1) All options were granted pursuant to the Company's 1996 Stock Option Plan. The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options were granted for terms of ten years, and vest one-third on each of the first three anniversaries of the date of grant. In the event of a change of control of the Company, the unvested portions of the options will be subject to limited accelerated vesting. No stock appreciation rights were granted to executive officers in fiscal 1999.

(2) Option values were calculated on the basis of the Black-Scholes option pricing model. Options were assumed to be exercised 6.00 years after the date of grant. Other assumptions used for the valuations are a risk-free interest rate of 5.23%, stock price volatility of .2319 and annual dividend yield of 1.68%. The actual value of the options will depend on the market value of the Company's common stock on the dates the options are exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during fiscal year 1999 by the named executive officers and unexercised options held by such officers as of November 27, 1999:

                                                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                SHARES                              UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                               ACQUIRED         VALUE              OPTIONS AT FISCAL YEAR-END              FISCAL YEAR-END
           NAME              ON EXERCISE      REALIZED          EXERCISABLE       UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
           ----              -----------      --------          -----------       -------------    -----------       -------------
W AUGUST HILLENBRAND              0              $0              40,000                 110,000     $      0          $     0
DONALD G. BARGER, JR.             0              $0               2,667                  25,333     $      0          $24,219
DAVID L. ROBERTSON                0              $0               2,667                  23,333     $      0          $48,438
MICHAEL L. BUETTNER               0              $0               5,334                  24,666     $      0          $48,438
MARK R. LINDENMEYER               0              $0               5,334                  16,666     $      0          $ 9,688
ROBERT J. TENNISON                0              $0               4,001                  28,999     $      0          $72,656
TOM E. BREWER                     0              $0              33,000                       0     $      0          $     0

                       LONG TERM INCENTIVE PLANS - AWARDS
                               IN LAST FISCAL YEAR

     The following table gives information regarding long term incentive plan awards made during fiscal year 1999 to each of the named executive officers.

                                                                                                   ESTIMATED FUTURE
                                NUMBER OF SHARES,     PERFORMANCE OR OTHER             PAYOUTS UNDER NON-STOCK PRICE-BASED PLANS
                                     UNITS OR             PERIOD UNTIL             -------------------------------------------------
            NAME                 OTHER RIGHTS (1)     MATURATION OR PAYOUT         THRESHOLD #           TARGET #          MAXIMUM #
            ----                 ----------------     --------------------         -----------      -------------         ----------
W AUGUST HILLENBRAND                   7,450                1999/2001                   1                   7,450            14,900
DONALD G. BARGER, JR.                  1,599                1999/2001                   1                   1,599             3,198
DAVID L. ROBERTSON                     1,264                1999/2001                   1                   1,264             2,528
MICHAEL L. BUETTNER                    1,215                1999/2001                   1                   1,215             2,430
MARK R. LINDENMEYER                    1,169                1999/2001                   1                   1,169             2,338
ROBERT J. TENNISON                     2,049                1999/2001                   1                   2,049             4,098
TOM E. BREWER (2)                        699                1999/2001                   1                      97               194

(1) Performance share award based on participation in the Senior Executive Compensation Program. Payout of award is dependent on specified levels of shareholder value created during a three year period. The target amount will be earned if 100% of targeted shareholder value created is achieved. Incremental amounts above the threshold will be earned as incremental shareholder value is created and the maximum award is based on achievement of 200% of the targeted shareholder value created.

(2)     Estimated future payouts prorated based on April 16, 1999 retirement.

SPLIT DOLLAR LIFE INSURANCE PLAN

        In fiscal 1998, the Company instituted the Hillenbrand Industries Split Dollar Life Insurance Plan which covers key employees of the Company and provides split-dollar pre- and post-retirement coverage. Under this plan pre-retirement employee death benefits range from $600,000 to $5,000,000. At retirement the coverage is scheduled to be reduced by 50%. Each covered employee owns an individual policy and the premium is a shared responsibility between the employee and the Company. The Company pays the majority of the premiums subject to a collateral assignment agreement with the employee owner of the policy. The policy matures at age 65 or after the employee has been in the plan for 15 years, whichever is later. At policy maturity or termination the Company's cash value share, up to its cumulative premium payments on the policy, is transferred from the policy back to the Company. The remaining cash value is controlled by the employee owner of the policy.

                         COMPENSATION COMMITTEES' REPORT

        The Compensation Committee and the Performance Compensation Committee of the Board of Directors, under the direction of the Board of Directors, have prepared the following report for inclusion in this proxy statement. This report sets forth the compensation policies applicable to the Company's executive officers and the relationship of corporate performance to executive compensation. The functions of each Committee and of a sub-committee of one of them are divided in order to meet applicable legal requirements, but those committees are collectively referred to in this report as the Committee.

COMPENSATION PHILOSOPHY

        The Company's compensation programs reflect a long-standing and strongly held belief in the principle of performance oriented compensation. The values that are integral to the design and operation of the Company's compensation administration and plan designs include:

- creating long term shareholder value as the cornerstone of the Company's compensation philosophy

- linking compensation programs to the achievement of business strategies in each subsidiary

- having financial objectives at the subsidiary level that reflect the performance expectations of the Company for that entity

-       emphasizing variable pay rather than fixed compensation

        Performance expectations reflect the Company's commitment to continuous improvement. When expectations are met or exceeded, variable compensation should be paid; to the extent expectations are not met, variable incentive compensation should not be paid.

        The compensation package for the senior executives of the Company is comprised of base salary, an annual cash incentive, a three-year performance opportunity, stock options, and benefits which are generally available in companies of similar size.

COMPENSATION ELEMENTS

1.      BASE SALARY

        At the senior executive level, base salaries are conservative when compared with companies of similar size and financial performance. Emphasis in the Company's compensation programs is placed on variable or "at risk" compensation rather than on base salary. The Committee reviews the base salaries of the executive officers on an annual basis. Adjustments to base salaries result from an assessment of the performance contributions of each executive in relationship to that executive's scope of responsibility. The Committee also examines the overall competitive position of the base salaries of its executive officers in relation to companies of similar size and financial performance. The Committee maintains an appropriate position for other compensation elements, i.e. short term incentive compensation, perquisite compensation, long term incentive compensation, and other benefit programs including life insurance and pension benefits. The Company rewards the creation of sustainable long term shareholder value and as a result places greater emphasis on variable compensation than on base salary.

        Effective July 5, 1999 the Board of Directors acted on the recommendation of the Committee to increase the compensation of W August Hillenbrand by 5.99%. Prior to making the adjustment the Committee reviewed the year to date performance of each of the subsidiaries, the financial performance of the Company, and the performance contributions of Mr. Hillenbrand in relationship to performance objectives, such as management of cash flow and return on equity, and made an assessment of the degree to which he was contributing to the creation of long term shareholder value. The Committee also reviewed competitive compensation information provided by an independent consulting firm prior to recommending to the Board of Directors the adjustment to Mr. Hillenbrand's base salary. The Committee also utilized the services of an independent compensation consulting firm to provide marketplace competitive information regarding base salaries of executive officers. The base salaries of executive officers of the Company were compared with those of other diversified manufacturing firms, and with base salary practices of companies who have generated total shareholder returns similar to those of the Company. Other executive officers were granted adjustments to their base salaries at the same time based both upon their performance contributions, such as attainment of continuous improvement in their areas of responsibility and management of cash flow, during the preceding twelve months and marketplace comparisons. Adjustments to the base salaries of the other executive officers were recommended by the Committee and approved by the Board of Directors. Eligible executive officers may elect to defer all or a portion of their base salary to be paid at the end of the deferral period in cash with interest accrued at the prime rate. The Committee has approved an alternate return calculation for the Chief Executive Officer of the Company where he may elect for amounts deferred from base salary, perquisite compensation and incentive compensation to track the performance of a phantom investment in an equity mutual fund or equity index.

2.      PERQUISITES

        The senior executive officers are eligible for perquisite compensation under the Company's Senior Executive Compensation Program (the "Program"). The annual amount of a perquisite account is limited to 10% of each participant's base salary or such other limits as may be imposed on participants by the Committee (in the case of the Chief Executive Officer of the Company and certain other senior executives who are participants) and by the Chief Executive Officer of the Company (in the case of other participants). Perquisite compensation may be used to pay for supplemental health care, insurance benefits, financial planning assistance, club membership fees or Company common stock. All or a portion of perquisite compensation may be deferred to be paid in cash at the end of the deferral period.

3.   INCENTIVE COMPENSATION

     a.     SHORT TERM INCENTIVE COMPENSATION

     Under the terms of the Program, the Committee establishes specific financial objectives, and may establish non-financial objectives, for each subsidiary and for the Company overall. Each subsidiary is measured and rewarded based upon its performance contributions and the performance of its strategic business units. Short term financial performance objectives are established annually at levels which generally represent continuous improvement over prior years' results. Achievement of financial objectives determines how much short term incentive compensation is potentially available for distribution in each subsidiary and determines how much incentive compensation will actually be paid. The Committee established these objectives to maintain the appropriate balance between the short and long term performance expectations of shareholders.

     The amount of short term incentive compensation is determined by first establishing a performance base ("Performance Base") and a target ("Target") for each subsidiary. The Performance Base and Target for the Company's Chief Executive Officer, President and Vice Presidents are recommended by the Chief Executive Officer of the Company and approved by the Committee. The Performance Base and Target for each participant in the Program who is a chief executive officer of a subsidiary are established and approved by the Chief Executive Officer of the Company. The Performance Base and Target for other participants who are employees of the Company are established and approved by the Chief Executive Officer of the Company and the Performance Base and Target for participants who are employees of subsidiaries of the Company are established by the chief executive officer of such subsidiary. The Performance Base and Target for the Chief Executive Officer of the Company are directly related to the return on shareholder equity of the Company or as otherwise determined by the Committee.

     Short term incentive compensation opportunity is equal to 60% of base salary for the Office of the President of the Company (which is comprised of the Chief Executive Officer and President of the Company); 50% of base salary in the case of a chief executive officer of a subsidiary; 40% of base salary for other corporate or subsidiary senior executives; and 30% for all other executive participants. For executive officers of the Company during the 1999 fiscal year, the plan provided for short term incentive compensation equal to 50% of the above scale upon attainment of the Performance Base, and upon achievement at a certain level above the Performance Base, up to 150% of the above scale according to a formula recommended by the Chief Executive Officer of the Company and approved by the Committee.

     Short term incentive compensation is calculated for each senior executive participant at the end of each fiscal year. Short term incentive compensation is payable in cash after forty days, but within seventy-five days, after the end of the fiscal year. All or a portion of short term incentive compensation may be deferred by the employee and invested either in cash or common stock to be paid at the end of the deferral period.

     During fiscal year 1999, short term performance objectives were below expectations; therefore, no cash bonuses were awarded in January 2000 to executive officers of the Company.

     b.     LONG TERM INCENTIVE COMPENSATION

     Under the terms of the Program, the Committee reviews the business plans of each of the subsidiaries and the performance expectations of the Company overall at the commencement of each fiscal year. The performance history and expected performance contributions of each subsidiary provide the foundation for the Committee to establish performance objectives for long term compensation programs.

     The Committee annually recommends to the Board of Directors the establishment and administration of the Company's long term incentive compensation. The Committee designates participants in the long term component of the Program and establishes the shareholder value creation objectives for each subsidiary and for the Company for the three-year cycle of the Program. The Committee reviews a mathematically calculated analysis of a shareholder's risk-adjusted expectation for return on an investment in the Company's common stock. The Committee establishes specific performance objectives for each subsidiary and for the Company based upon the shareholder value calculation. For the executive officers of the Company, the base for the three-year cycle is established by taking the prior year's net income and dividing it by the weighted average cost of capital for the Company. During the three-year cycle, the positive and negative cash flows are measured and adjusted to account for their time value to the Company. At the end of the three-year period, the Company's net income is again capitalized by dividing it by the Company's weighted average cost of capital. The result of these calculations is compared with the present value of the base year's capitalized net income to determine if shareholder value exceeded calculated shareholder expectations. The level of performance so determined represents the minimum level of performance which must be achieved for payment of long term incentive compensation. The Committee further establishes a maximum level of shareholder value creation for which incentive compensation will be paid. Performance above that level creates additional value for shareholders but does not result in additional payments to executive officers.

     The long term component of the Program, also referred to as Performance Share Compensation, affords executives the opportunity to become significant shareholders in the Company, thereby aligning the interests of shareholders and executives. At the commencement of each three-year cycle a performance opportunity for each participant is established. That opportunity is equal to 50% of base salary for the Chief Executive Officer and President of the Company; 45% of base salary in the case of a chief executive officer of a subsidiary; 30% of base salary for corporate or subsidiary senior executives; and 20% of base salary for all other executive participants. That opportunity is divided by the preceding year's average share price of the Company's common stock to determine the tentative award in shares of common stock. At the conclusion of the performance cycle the extent to which the financial performance of the Company exceeded the calculated expectations of shareholders is determined. To the extent that calculated shareholder expectations were exceeded, payouts are made under the Program, some of which may be required to be deferred. The range of award can be from 0 to 200% of the opportunity established for each executive at the outset of the cycle.

     Long term performance share compensation is payable at the end of the three-year cycle (but not sooner than forty days after the end of the cycle) in the form of shares of common stock. Payment of long term performance compensation is contingent upon a participant's continued employment throughout the three-year period to which the compensation relates. All or a portion of long term performance compensation earned may be deferred by the employee. All earned compensation above the 100% target achievement at the end of each cycle must be deferred until the earlier of age 62 or termination of employment and is subject to forfeiture in the event the employee voluntarily terminates employment within three years after the end of the cycle.

     During the 1997/1999 cycle the financial performance of the Company was below the performance targets for the Program's minimum payout; therefore no amounts were earned or paid to the executive officers of the Company for the 1997/1999 cycle.

c.   STOCK OPTION PLAN

     The 1996 Stock Option Plan provides for the opportunity to grant stock options to officers, other key employees and non-employee directors to help align those individuals' interests with those of shareholders, to motivate executives to make strategic long-term decisions, and to better enable the Company to attract and retain capable directors and executive personnel.

     The Committee utilized the services of an independent consulting compensation firm to provide marketplace competitive information as well as the practices of companies who have generated similar total shareholder returns.

     Stock option grants for non-employee directors of 4,000 shares are provided by the Plan and are to be granted as of the first day following each annual meeting of the Company's shareholders. The director options vest one year after the grant date. Officers and other key employees were granted stock options during the 1999 fiscal year. These options vest over a three year period. Officers and some key employees have been given shareholding guidelines to encourage them to become significant shareholders of the Company.

d.   STOCK AWARD

     The Committee recommended, and on October 5, 1999 the Board of Directors approved, stock grants of 5,000 shares each to Donald Barger, David Robertson and Michael Buettner and a total of 30,000 shares to executives of the operating companies. The awards are conditioned on the continued employment of the executives for three years from the date of grant. Dividends paid on the Company's common stock will be deemed to have been paid with regard to the shares awarded under this stock grant and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares at the end of the three year period.

                                     * * *

     Section 162(m) of the Internal Revenue Code limits tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. The Program is designed to meet these requirements. The policy of the Committee related to these requirements is to maintain a compensation program which maximizes the creation of long term shareholder value. The Committee's intention is to comply with the requirements of Section 162(m) except in those limited cases where the Committee believes shareholder interests are best served by another approach. The stock awards made on October 5, 1999 do not meet the eligibility requirements under Section 162(m).

     Respectfully submitted to the Company's shareholders by the Compensation Committee and the Performance Compensation Committee of the Board of Directors.

BY:  COMPENSATION COMMITTEE                 BY:  PERFORMANCE COMPENSATION
                                                 COMMITTEE

Peter F. Coffaro                            Peter F. Coffaro
Edward S. Davis (Chairman)                  Edward S. Davis
John C. Hancock                             John C. Hancock
Daniel A. Hillenbrand                       Daniel A. Hillenbrand (Chairman)
W August Hillenbrand

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Peter F. Coffaro, Edward S. Davis, John C. Hancock, Daniel A. Hillenbrand and W August Hillenbrand served on the Compensation Committee during 1999, and Peter F. Coffaro, Edward S. Davis, John C. Hancock and Daniel A. Hillenbrand served on the Performance Compensation Committee during 1999.

     Daniel A. Hillenbrand, Chief Executive Officer of the Company until April 11, 1989, and currently Chairman of the Board of the Company, serves on both the Compensation Committee and the Performance Compensation Committee of the Company. W August Hillenbrand, Chief Executive Officer of the Company, serves on the Compensation Committee.

     Edward S. Davis, who is Chairman of the Compensation Committee and a member of the Performance Compensation Committee, is a partner in the law firm of Hughes Hubbard & Reed LLP. The Company retains Hughes Hubbard & Reed LLP as legal counsel.

                           COMPANY STOCK PERFORMANCE

     The following graph compares the cumulative total return for common stock of the Company with the S & P 500 Index and S & P Manufacturing (Diversified Industrial) Index:

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG HILLENBRAND INDUSTRIES, S&P 500 AND
                   S&P MANUFACTURING (DIVERSIFIED INDUSTRIALS)
                              BASE = NOVEMBER 1994

------------------------------------------------------------------------------------------------------------------------------------
Date                                Hillenbrand                       S&P 500                          S&P Mfg
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1994                                 $100                              $100                             $100
------------------------------------------------------------------------------------------------------------------------------------
1995                                  112                               137                              147
------------------------------------------------------------------------------------------------------------------------------------
1996                                  128                               138                              150
------------------------------------------------------------------------------------------------------------------------------------
1997                                  157                               225                              243
------------------------------------------------------------------------------------------------------------------------------------
1998                                  203                               278                              274
------------------------------------------------------------------------------------------------------------------------------------
1999                                  125                               337                              328
------------------------------------------------------------------------------------------------------------------------------------

        Assumes $100 invested in November 1994. Total return assumes that all dividends are reinvested when received.

                                RETIREMENT PLANS

SAVINGS PLAN

     Under the Hillenbrand Industries, Inc., Savings Plan (the "Savings Plan"), officers of the Company and other employees may contribute through payroll deduction up to 15 percent of their base salary on a pre-tax basis, subject to certain maximum amounts established by the Internal Revenue Service, pursuant to
Section 401(k) of the Internal Revenue Code, into a choice of investment vehicles. The Company makes matching contributions of 40 percent of the first five percent of pre-tax contributions (prior to January 1, 1992, the Company contributed 25 percent of the first four percent of pre-tax contributions), subject to certain maximum amounts established by the Internal Revenue Service, and such amounts become fully vested after five years of service with the Company and its subsidiaries.

PENSION PLAN

     The Hillenbrand Industries, Inc. Pension Plan (the "Pension Plan") covers officers of the Company and other employees. Directors of the Company who are not employees of the Company or one of its subsidiaries are not eligible to participate in the Pension Plan. Contributions to the Pension Plan by the Company are made on an actuarial basis, and no specific contributions are determined or set aside for any individual.

     Employees, including officers of the Company, who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual base salary earned over five consecutive years and the employees' years of service. The following table shows approximate representative pension benefits based on a single life annuity calculation for the compensation and years of service indicated:

              APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65

   HIGHEST AVERAGE BASE
 SALARY FOR ANY PERIOD OF    5 YEARS      10 YEARS    15 YEARS     20 YEARS    25 YEARS    30 YEARS     35 YEARS    40 YEARS
    5 CONSECUTIVE YEARS     OF SERVICE   OF SERVICE  OF SERVICE   OF SERVICE  OF SERVICE  OF SERVICE   OF SERVICE  OF SERVICE
 ------------------------   ----------   ----------  ----------   ----------  ----------  ----------   ----------  ----------
         $ 100,000            $  6,000    $ 12,000    $ 18,000     $ 23,000    $ 29,000    $ 35,000     $ 41,000    $ 47,000
         $ 200,000            $ 14,000    $ 28,000    $ 42,000     $ 55,000    $ 69,000    $ 83,000     $ 97,000    $111,000
         $ 300,000            $ 22,000    $ 44,000    $ 66,000     $ 87,000    $109,000    $131,000     $153,000    $175,000
         $ 400,000            $ 30,000    $ 60,000    $ 90,000     $119,000    $149,000    $179,000     $209,000    $239,000
         $ 500,000            $ 38,000    $ 76,000    $114,000     $151,000    $189,000    $227,000     $265,000    $303,000
         $ 600,000            $ 46,000    $ 92,000    $138,000     $183,000    $229,000    $275,000     $321,000    $367,000
         $ 700,000            $ 54,000    $108,000    $162,000     $215,000    $269,000    $323,000     $377,000    $431,000
         $ 800,000            $ 62,000    $124,000    $186,000     $247,000    $309,000    $371,000     $433,000    $495,000
         $ 900,000            $ 70,000    $140,000    $210,000     $279,000    $349,000    $419,000     $489,000    $559,000
        $1,000,000            $ 78,000    $156,000    $234,000     $311,000    $389,000    $467,000     $545,000    $623,000

     The credited years of service under the Pension Plan and the 1999 calendar year base salaries for the officers named in the table are as follows: W August Hillenbrand - 39 years, $860,000; Donald G. Barger, Jr. - 2 years, $307,500; Michael L. Buettner, 5 years, $233,962; Mark R. Lindenmeyer - 13 years, $224,750; David L. Robertson - 16 years, $239,615; and Robert J. Tennison - 4 years, $295,385.

     The Internal Revenue Code limits the amount of benefits which may be paid under a qualified pension plan, such as the Company's Pension Plan. In order to be able to pay the full benefits which are earned as described in the paragraph and table above, the Company has established a non-qualified, unfunded pension plan for senior executives to pay the amounts which could not otherwise be paid because of the limitations established by the Internal Revenue Code. The Pension Plan is not subject to deductions for Social Security or other offset amounts.

                              COST OF SOLICITATION

     The entire cost of solicitation of proxies by the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, facsimile, telephone and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

                              SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which is to be presented at the annual meeting to be held in 2001 must be received at the Company's principal executive offices in Batesville, Indiana, not later than January 1, 2001, in order to be included in the proxy statement and form of proxy relating to that meeting.

     Pursuant to the Code of By-laws of the Company, any proposal by a shareholder may not be presented at the annual meeting to be held in 2001 unless it is delivered to or mailed and received by the Secretary at the Company's principal offices in Batesville, Indiana, not later than 100 days prior to the anniversary of the April 11, 2000 annual meeting. If the date of the annual meeting to be held in 2001 is more than 30 days after such anniversary date, such notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming 2001 annual meeting date and the close of business 10 days following the date on which the Company first makes public disclosure of the 2001 annual meeting date.

                           INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates this proxy statement by reference, the Compensation Committees' Report and the line graph Comparison of Five Year Cumulative Total Return shall not be incorporated by reference into any such filings.


                                      Mark R. Lindenmeyer
                                      Secretary


March 3, 2000

                                                                       EXHIBIT A
                                                                       ---------
                          HILLENBRAND INDUSTRIES, INC.

                      SENIOR EXECUTIVE COMPENSATION PROGRAM


                                    ARTICLE I

PURPOSE - The purpose of this Program is to reward the creation of long term shareholder value by providing incentive compensation, perquisite and other compensation to a limited number of senior, key executives of Hillenbrand Industries, Inc., and its subsidiaries, who contribute by their imagination, resourcefulness, skills and insight to the business objectives of the Corporation.

                                   ARTICLE II
DEFINITIONS:

1. "Program" means the Senior Executive Compensation Program which consists of the following components:

      -   Short-term Incentive Compensation

      -   Performance Share Compensation

      -   Perquisite Compensation

      -   Deferred Compensation

      -   Supplemental Pension

2. "Corporation" means Hillenbrand Industries, Inc., an Indiana corporation, and its subsidiaries.

3. "Corporate" means Hillenbrand Industries, Inc., as a corporate holding company and does not include subsidiaries.

4. "Subsidiary" means an operating company unit of which a majority equity interest is owned directly or indirectly by the Corporation.

5. "Board of Directors" or "Board" means the Board of Directors of Hillenbrand Industries, Inc.

6. "Committee" means the Performance Compensation Committee appointed to administer the Program. "Sub-Committee" means the sub-committee of the Performance Compensation Committee appointed to establish and administer the Performance Base and Target (performance goals) for Incentive Compensation and shareholder value goals (performance goals) for Performance Share Compensation.

7.    "Office of the President" means the Office of the President of Corporate.

8. "Participant" means a key employee selected for participation in the Program pursuant to Article IV.

9. "Incentive Compensation" means the short term Incentive Compensation as provided in Article V.

10. "Performance Share Compensation" means the long term Performance Share Compensation as provided in Article VI.

11.   "Perquisite Compensation" means the Perquisite Compensation as provided in
      Article VII.

12. "Deferred Compensation" means the Deferred Compensation arrangement as provided in Article VIII.

13.   "Supplemental Pension" means Supplemental Pension as provided in Article
      IX.

14. "Base Salary" means the annual calendar earnings of a Participant including salary as reported for federal income tax purposes, but excluding all bonus payments of any kind, commissions, incentive compensation, long term performance compensation, perquisites and other forms of additional compensation.

15. "Disability" means a physical or mental disability by reason of which a Participant is determined by the Office of the President or its delegate, to be eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

                                   ARTICLE III

ADMINISTRATION - Full power and authority to construe, interpret, and administer the Program, with the exception of establishing and administering performance goals, is vested in the Committee. The Sub-Committee has full power to establish, administer and certify performance goals related to Incentive Compensation and Performance Share Compensation. Their decisions are final, conclusive and binding upon all parties, including the Corporation, the shareholders thereof, and the Participants. The Committee and the Sub-Committee may rely upon recommendations of the Office of the President or the Chief Executive Officer in approving financial and non-financial goals recommended to it.

                                   ARTICLE IV

PARTICIPATION - Selection of key employees for participation for each of the components of compensation contemplated by the Program are set forth in Articles V, VI, VII, and VIII.


                                    ARTICLE V

INCENTIVE COMPENSATION - The purpose of Incentive Compensation is to provide financial recognition to Participants, the amount of which is determined by the attainment of annual financial and/or non-financial goals.

1. PARTICIPANTS - Participation in Incentive Compensation by members of the Office of the President and Corporate Vice Presidents shall be determined by the Committee. Other Participants in Incentive Compensation shall be determined by the Office of the President pursuant to recommendation from the Chief Executive Officer of Corporate, or if an employee of a Subsidiary, by the Chief Executive Officer thereof.

2. ESTABLISHMENT OF PERFORMANCE BASE AND TARGET - A Performance Base and Target for members of the Office of the President and Corporate Vice Presidents as a group shall be recommended by the Chief Executive Officer of Corporate and approved by the Sub-Committee. The Performance Base and Target for each Participant who is a Chief Executive Officer of a Subsidiary shall be approved by the Office of the President. The Performance Base and Target for other Corporate Participants and other Subsidiary Participants shall be established and approved by the Office of the President and the Chief Executive Officer of each Subsidiary, respectively. The Performance Base and Target shall be established annually for Corporate and each Subsidiary and will be communicated to each Participant. The Performance Base and Target for members of the Office of the President and Corporate Vice Presidents shall be directly related to the net income of the

      Corporation or as otherwise determined by the Sub-Committee. The Performance Base and Target for other Participants may include both financial and non-financial measures and may reflect accomplishment of tactical and strategic plans of each Subsidiary.

3. COMPUTATION OF INCENTIVE COMPENSATION - Incentive Compensation opportunity is established as follows:

      CLASS OF PARTICIPANT              INCENTIVE COMPENSATION OPPORTUNITIES

      Office of the President           60% of Base Salary

      Chief Executive Officer of        50% of Base Salary
      Subsidiary

      Corporate or Subsidiary           40% of Base Salary
      Senior Executive

      Other Executive                   30% of Base Salary

      Attainment of the Performance Base shall result in Incentive Compensation of a predetermined percentage from 0% to 50% of the above incentive compensation opportunity. If the Performance Target is met or exceeded, Incentive Compensation of a predetermined percentage from 150% to 300% of the above incentive compensation opportunity will be paid. Achievement of results between Performance Base and Target will generate incentive compensation calculated according to a predetermined pro-rata method. The various determinations are recommended by the Office of the President and approved by the Sub-Committee.

4. PAYMENT OF INCENTIVE COMPENSATION - At the end of each fiscal year, Incentive Compensation for each Participant shall be calculated pursuant to paragraph 3 above. Attainment of financial and non-financial goals for those Participants shall be considered in calculation of Incentive Compensation pertaining thereto. In no event shall Incentive Compensation be more than the value established pursuant to paragraph 3 above. Incentive Compensation shall be due and payable in cash after forty (40) days but within seventy-five (75) days after the end of the fiscal year; except that all or a portion thereof may be deferred pursuant to the Deferred Compensation arrangement set forth in Article VIII. The Sub-Committee will certify in writing that performance goals were attained prior to payout.

5. TERMINATION - Termination of a Participant's employment for reasons other than death, Disability or normal or early retirement shall terminate any non-deferred Incentive Compensation. Termination because of death, Disability or normal or early retirement shall result in a pro-ration of Incentive Compensation based on the number of months employed out of the fiscal year of termination.


                                   ARTICLE VI

PERFORMANCE SHARE COMPENSATION - The purpose of Performance Share Compensation is to reward Participants for the creation of value for the shareholders of Corporate over continuing three year periods.

1. PARTICIPANTS - Members of the Office of the President shall be Participants in Performance Share Compensation as approved by the Committee. Other Participants in Performance Share Compensation shall be determined by the Committee, pursuant to the recommendation of the Chief Executive Officer of Corporate, or if an employee of a Subsidiary other than the Chief Executive Officer thereof, by the Chief Executive Officer thereof.

2. DETERMINATION OF TENTATIVE AWARD - On the first day of each fiscal year tentative Performance Share Compensation (Tentative Award) shall be determined for each Participant. The Tentative Award shall be the quotient obtained by dividing (a) the product of the Participant's Base Salary and the salary factor set forth in the following table by (b) the Average Annual Share Price.

      CLASS OF PARTICIPANT                  SALARY FACTOR

      Office of the President                  .50

      Subsidiary Chief Executive Officer       .45

      Corporate or Subsidiary                  .30
      Senior Executive

      Other Executive                          .20

      The Average Annual Share Price shall be determined by averaging the closing price of the common stock of Corporate on the last trading date of each fiscal quarter of the preceding fiscal year. The Tentative Award thus determined shall be expressed in terms of a number of shares of common stock of Corporate rounded to the next highest whole share.

3. PERFORMANCE SHARE PERIOD - A performance share period ("Period") shall begin on the first day of each fiscal year and shall include the next three (3) consecutive fiscal years.

4. DETERMINATION OF PERFORMANCE SHARE COMPENSATION - Shareholder value created by the Corporation shall be the basis for determining payout of Performance Share Compensation for Corporate Participants. At the beginning of each Period the Sub-Committee, based on recommendations from the Office of the President, shall approve goals, including a base goal, a target goal and a 200% achievement goal for the creation of shareholder value to be achieved during the Period for the Corporation. Such goals shall be communicated to the Corporate Participants.

      Shareholder value created by each Subsidiary or other goals shall be the basis for determining Performance Share Compensation for Subsidiary Participants. At the beginning of each Period the Sub-Committee, based on recommendations from the Office of the President, shall approve goals, including a base goal, a target goal and a 200% achievement goal for the shareholder value or other goals to be achieved during the Period for each Subsidiary. Such goals shall be communicated to the Subsidiary Participants.

5. CALCULATION OF PERFORMANCE SHARE COMPENSATION - At the end of each Period, Performance Share Compensation shall be calculated for each Participant. If the shareholder value created equals or is greater than the base goal, Performance Share Compensation shall be calculated by multiplying the Tentative Award by a fraction, the numerator of which is the actual shareholder value created for the Corporation less the base goal and the denominator of which is the target goal less the base goal. If the actual shareholder value created is greater than the target goal, but less than the 200% achievement goal, Performance Share Compensation shall be calculated by multiplying the Tentative Award by the sum of: (a) one (1), and (b) the product obtained by multiplying one (1) times a fraction the numerator of which is the actual shareholder value created less the target goal and the denominator of which is the 200% achievement goal less the target goal. If the actual shareholder value equals or exceeds the 200% achievement goal, the Award shall be calculated by multiplying the Tentative Award by two (2).

6. PAYMENT OF THE PERFORMANCE SHARE COMPENSATION - Shares of common stock of Corporate representing Performance Share Compensation shall be delivered to the Participant within a reasonable time after Performance Share Compensation is determined but not sooner than forty (40) days after the end of the Period and not later than seventy-five (75) days thereafter; except that all or a portion thereof may be deferred pursuant to the Deferred Compensation arrangement set forth in Article VIII. The Sub-Committee will certify in writing that performance goals were attained prior to payment.

7. TERMINATION - Termination of a Participant's employment for reasons other than death, Disability or normal or early retirement shall terminate any non-deferred Performance Share Compensation. Termination of a Participant's employment by reason of death, Disability or normal or early retirement shall result in a reduction of Performance Share Compensation by multiplying Performance Share Compensation by a fraction the numerator of which is the number of fiscal year full months occurring between the establishment of a Tentative Award and such termination, and the denominator of which is 36.


                                   ARTICLE VII

PERQUISITE COMPENSATION - The purpose of Perquisite Compensation is to provide Participants with certain benefits to aid such Participants in carrying out their duties, to help provide for their well being, and to create the potential for added long term financial security.

1. PARTICIPANTS - Office of the President, Chief Executive Officer of Subsidiaries and Corporate and Subsidiary Senior Executives shall be eligible for Perquisite Compensation.

2. PERQUISITE COMPENSATION - Perquisite Compensation shall not exceed ten percent (10%) of the Base Salary of a Participant subject to such other limits as may be imposed on Participants who constitute the Office of the President and Corporate Vice Presidents by the Committee or on other Participants by the Chief Executive Officer. A variety of perquisite options shall be determined by the Chief Executive Officer from time to time and communicated to the Participants, except that any perquisite option involving the purchase of common stock of Corporate is subject to the approval of the Committee.

3. CARRYOVERS - Perquisite Compensation is available during the fiscal year during which it is earned. Balances from one fiscal year shall be carried forward to the succeeding fiscal year only. Amounts carried forward to the succeeding fiscal year and not spent shall be forfeited.


                                  ARTICLE VIII

DEFERRED COMPENSATION - The purpose of Deferred Compensation is to provide voluntary and mandatory deferral of portions of compensation paid to a Participant by the Corporation.

1. PARTICIPANTS - Participants deferring compensation shall execute a Deferred Compensation Agreement (the "Agreement") with Corporate outlining their various rights, duties and obligations thereunder.

2. ELECTION TO DEFER COMPENSATION - DEFERRAL PERIOD - A Participant may elect to defer all or any portion of Base Salary, Incentive Compensation, Performance Share Compensation and Perquisite Compensation. A Participant's written election to defer any compensation must be made before the beginning of the period of service, ordinarily a fiscal year, during which such compensation would otherwise be paid. The election must state the duration of the deferral period, and shall be irrevocable.

3. DEFERRALS OF BASE SALARY, INCENTIVE COMPENSATION AND PERQUISITE COMPENSATION - (a) When earned, amounts deferred from a Participant's Base Salary, Incentive Compensation and Perquisite Compensation shall be credited, but not paid, to an account in the name of the Participant and shall accrue interest credited monthly at the end of each of the Corporation's fiscal months at a rate which is equal to the monthly prime interest rate (determined as of the first day of each month) charged by the Corporation's principal bank, or, at the election of the Committee, Participant's selected by the Committee may be credited at such other rate or rates as may be determined by the Committee. At the end of the deferral period payment shall be made in cash. (b) In the alternative, a Participant may elect that Incentive Compensation amounts deferred, when earned shall be credited, but not paid, to an account in the name of the Participant which shall be assumed to be invested in the common stock of Corporate, at the then current market price. Dividends, stock dividends, stock splits and other rights inuring to the common stock of Corporate which would be normally payable thereon shall be assumed to be reinvested in the common stock of Corporate at the market value on the date of assumed payment. Such election shall be made prior to the period during which the amount is earned and, once made, shall be irrevocable. At the end of the deferral period payment shall be made in shares of common stock of Corporate.

4. DEFERRALS OF PERFORMANCE SHARE COMPENSATION - (a) When due and payable, amounts deferred from Performance Share Compensation will be credited, but not paid, to an account in the name of the Participant which shall be assumed to be invested in the common stock of Corporate. Dividends, stock dividends, stock splits and other rights inuring to the common stock of Corporate, which would be normally payable thereon shall be assumed to be reinvested in the common stock of Corporate at the market value on the date of the assumed payment. At the end of the deferral period payment shall be made in shares of common stock of Corporate. (b) Beginning with the 1995/1997 Period, all Performance Share Compensation earned above the 100% target goal will be deferred without election by the Participant until the Participant's death or the earlier of (i) reaching age 62 or
      (ii) termination of
      employment. Mandatory deferred shares will be subject to forfeiture in the event the Participant voluntarily terminates his employment (except by reason of retirement after reaching age 62) during the three years following the end of a Period according to the following schedule: (i) termination during the first year following the end of a Period will result in forfeiture of all of the mandatory deferred shares relating to that Period; (ii) termination during the second year following the end of a Period will result in forfeiture of two-thirds of the mandatory deferred shares relating to that Period; and (iii) termination during the third year following the end of a Period will result in forfeiture of one-third of the mandatory deferred shares relating to that Period.

5. FINANCIAL HARDSHIP - A withdrawal of Deferred Compensation credited to a Participant's account prior to the termination of the deferral period shall be permitted in the event the Participant experiences serious financial hardship which is beyond the Participant's control and which would cause the Participant severe hardship if such withdrawal were not permitted. Serious financial hardship may include a disability or unexpected and unreimbursed major expenses resulting from illness or accident or impending bankruptcy. Any Participant desiring such withdrawal by reason of serious financial hardship must apply to the Committee and demonstrate that the circumstances being experienced were not under the Participant's control and constitute a real emergency which is likely to cause great financial hardship. The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for Participant's withdrawal request.

      If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount of the Participant's account which would have been payable if the Participant's employment with the Corporation was terminated. The allowed amount of withdrawal shall be payable in lump sum or common stock certificate promptly after notice to the Participant of approval by the Committee. If a Participant makes a withdrawal, the amount of the Participant's account under the Program shall be proportionately reduced to reflect such withdrawal. The balance of the Participant's account, if any, shall be payable according to otherwise applicable provisions of the Program.


                                   ARTICLE IX

SUPPLEMENTAL PENSION - The purpose of Supplemental Pension is to provide and supplement the normal retirement benefit which may be reduced or limited due to the deferral of compensation or statutory limitation.

1. PARTICIPANTS - Office of the President, Chief Executive Officer of Subsidiary, and Corporate or Subsidiary Senior Executive shall be eligible for supplemental pension benefits.

2. SUPPLEMENTAL PENSION BENEFITS - In the event a Participant's pension benefit under any qualified pension plan of the Corporation in effect at the time of the Participant's retirement (or other event requiring the payment of a benefit thereunder) shall be less than said benefit would have been as a result of the deferral of any compensation, then the Corporation will pay the difference to the Participant at such time as the amount would have been paid under the qualified pension plan. As and for an additional supplemental pension benefit, the Corporation shall pay to the Participant any difference between the Participant's pension benefits actually payable under the pension plan and the amount that would have been payable but for any statutory limitation incorporated into the pension plan language as a requirement of law. Such supplemental pension benefit will be paid by the Corporation at such time as the amount would have been paid under the qualified pension plan but for the limitation.


                                    ARTICLE X

FINALITY OF DETERMINATION - Each determination made by the Committee and the Office of the President shall be final, binding and conclusive for all purposes and upon all persons and the Committee may rely conclusively on the determinations made by the Corporation's independent public accountants or by the Corporation's employees with respect to action of the Committee.


                                   ARTICLE XI

LIMITATIONS - No employee of the Corporation or any other persons shall have any claim or right (legal, equitable or other) to be granted any award hereunder, and no director, officer or employee of the Corporation, or any other person, shall have the authority to enter into any agreement with any person for the making or payment of any award or to make any representation or warranty with respect thereto.

1. No Participant for whose benefit compensation has been deferred shall have any right in compensation other than to receive compensation at the time and in the form elected by the Participant subject to the fulfillment of the conditions described herein, which right may not be assigned or transferred except by will or the laws of the descent and distribution.

2. Neither the action of the Corporation in establishing this Program nor any action taken by the Corporation, the Committee, the Board of Directors, or the Office of the President, nor any provision of this Program, shall be construed as giving to any Participant or employee of the Corporation the right to be retained in the employ of the Corporation.

                                   ARTICLE XII

AMENDMENTS, SUSPENSION OR TERMINATION - The Committee may discontinue this Program in whole or in part at any time and may from time to time amend or revise the terms as permitted by applicable statute; provided, however, that no such discontinuance, amendment, or revision shall affect adversely any right or obligation with respect to any award theretofor made and provided further that any amendment increasing the number of shares of common stock of Corporate available to the Program shall be subject to the approval of the Board of Directors. No amendment shall require shareholder approval unless such approval is otherwise required by law.


                                  ARTICLE XIII

RESERVATION OF SHARES - As of January 18, 2000, an aggregate of 2,500,000 shares of common stock of Corporate are authorized and remain reserved for issuance under this Program. The number of shares of common stock of Corporate authorized for issuance under this Program shall be subject to adjustment by the Committee, in its sole discretion, to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event.


                                   ARTICLE XIV

EFFECTIVE DATE - This Program was approved by the Board of Directors on October 4, 1977, became effective December 1, 1977 for the fiscal year beginning on the date and, as amended and restated, was approved by the Board of Directors on January 22, 1991, effective April 1, 1991, and approved April 5, 1994, effective December 4, 1994 respectively, and amended by the Committee on January 18, 1999, and by the Board of Directors on January 18, 2000.


                                   ARTICLE XV

GOVERNING LAW - This Program shall be governed and construed in accordance with the laws of the State of Indiana.

                          HILLENBRAND INDUSTRIES, INC.
       Proxy for Annual Meeting Of Shareholders To Be Held April 11, 2000
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Daniel A. Hillenbrand and W August Hillenbrand, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned at the Annual Meeting of Shareholders of Hillenbrand Industries, Inc. (the "Company") to be held at the Sherman House, 35 South Main Street, Batesville, Indiana 47006-0067, on April 11, 2000 at 10:00 a.m., local time (Eastern Standard Time), and at any adjournments of the meeting, on the following matters:

    (1) Election of director nominees Peter F. Coffaro, Edward S. Davis, Leonard Granoff and W August Hillenbrand to serve three year terms as directors.

                FOR ALL NOMINEES                   WITHHOLD AUTHORITY
                    (except as marked to the contrary below)

          (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name on the line provided below.)

                      -----------------------------------

    (2) Reapproval of the Hillenbrand Industries, Inc. Senior Executive Compensation Program.

                FOR                  AGAINST                   ABSTAIN

    (3) Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

                FOR                  AGAINST                   ABSTAIN

    (4) In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

         THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                  (continued and to be signed on reverse side)

           ----------------------------------------------------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ITEMS 1, 2 AND 3. IF ANY DIRECTOR NOMINEE SHOULD BE UNABLE TO SERVE, THE SHARES WILL BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS COMES BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS.

                                                  -----------------------------
                                                  Signature
                                                  -----------------------------
                                                  Signature if held jointly

                                                  Please sign name and title
                                                  exactly as shown on label
                                                  on this proxy card.

                                                  Dated:__________________, 2000

IMPORTANT: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, PARTNER, OFFICER OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, ALL HOLDERS MUST SIGN THE PROXY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.